SCHEDULE A
to the
PACER FUNDS TRUST DISTRIBUTION PLAN
(12b-1 Plan)

As Amended June 22, 2020

Series of Pacer Funds Trust	Rule 12b-1 Fee
Pacer Trendpilot® US Large Cap ETF	0.25%
Pacer Trendpilot® US Mid Cap ETF	0.25%
Pacer Trendpilot® 100 ETF	0.25%
Pacer Trendpilot® European Index ETF	0.25%
Pacer Autopilot Hedged European Index ETF	0.25%
Pacer US Export Leaders ETF	0.25%
Pacer International Export Leaders ETF	0.25%
Pacer Global Cash Cows Dividend ETF	0.25%
Pacer US Cash Cows 100 ETF	0.25%
Pacer Developed Markets International Cash Cows 100 ETF	0.25%
Pacer US Small Cap Cash Cows 100 ETF	0.25%
Pacer WealthShield ETF	0.25%
Pacer Benchmark Hotel & Lodging Real Estate SCTR℠ ETF	0.25%
Pacer Benchmark Apartments & Residential Real Estate SCTR℠ ETF	0.25%
Pacer Benchmark Healthcare Real Estate SCTR℠ ETF	0.25%
Pacer Benchmark Industrial Real Estate SCTR℠ ETF	0.25%
Pacer Benchmark Data & Infrastructure Real Estate SCTR℠ ETF	0.25%
Pacer Military Times Best for Vets℠ Equity ETF	0.25%
Pacer CFRA-Stovall Seasonal Rotation Equal Weight Index ETF	0.25%
Pacer CFRA-Stovall Seasonal Rotation Global Index ETF	0.25%
Pacer Trendpilot® International ETF Pacer Trendpilot® Fund of Funds ETF Pacer US Cash Cows Growth ETF Pacer Cash Cows Fund of Funds ETF Pacer Emerging Markets Cash Cows 100 ETF	0.25% 0.25% 0.25% 0.25% 0.25%
Pacer Trendpilot Bond ETF	0.25%
Pacer American Energy Independence ETF	0.25%
Pacer Lunt Large Cap Alternator ETF	0.25%
Pacer Lunt MidCap Multi-Factor Alternator ETF	0.25%
Pacer Lunt Large Cap Multi-Factor Alternator ETF	0.25%
Pacer BioThreat ETF	0.25%
Pacer Salt High truBeta US Market ETF	0.25%
Pacer Salt Low truBeta US Market ETF	0.25%